Exhibit 16.1

Onestop Assurance PAC 10 Anson Road #21-14 International Plaza Singapore 079903 Tel: 6883 5647 Email: audit@onestop-audit.com Website: www.onestop-audit.com

January 6, 2026

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Society Pass Incorporated

Commission File Number 001-41037

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Society Pass Incorporated in Item 4.01 of its Form 8-K, which we understand will be filed with the Securities and Exchange Commission on January 6, 2026, captioned “Changes in Registrant’s Certifying Accountant.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Onestop Assurance PAC
Singapore